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                                                                    Exhibit 10.2

December 12, 2001

Mr. Patrick Curley

Dear Patrick:

We are pleased to extend you the offer of an expanded role with MCK of VP Product and Business Development. In this position, you will continue to report to Glenda Davis, the President & Chief Executive Officer of the Company. Reporting to this position are Software Engineering, Hardware Engineering, Product Management, Program Management, Business Development and Calgary Site Management.

Your start date will be consistent with our latest business restructuring, December 15, 2001. The terms of your continued employment are as follows:

    - Your annual salary will be $140,000 paid in semi-monthly installments. You will also be eligible for an annual cash bonus of up to 20% of your base salary which is anticipated to be paid semi-annually with pay out based upon the Company attaining its business plan objectives.

    - You will be granted 37,500 restricted shares of the common equity of the company with a fair market value to be determined on December 15, 2001. The options vest over four years. The Board of Directors will also make additional option grants annually at its discretion.

    - If your employment is terminated by the Company due to a "Change in Control", you would be entitled to six months' salary, and your options would vest as outlined in our 1999 Stock Option Agreement. For purposes of this offer letter Change of Control shall mean a sale by MCK of all or substantially all of its assets or a merger, acquisition or other business combination in which MCK is not the surviving entity.

Congratulations, Patrick. We look forward to working with you in your new role.


Sincerely,

/s/ Glenda Davis

Glenda Davis
President and CEO